UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 24, 2004

Retek Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28121	51-0392671

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Retek on the Mall 950 Nicollet Mall Minneapolis, MN 55043

(Address of principal executive offices)

(612) 587-5000

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
ITEM 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Section 1 — Registrant’s Business and Operations

ITEM 1.01 Entry into a Material Definitive Agreement

     On August 24, 2004 Retek Inc. (the “Company”) entered into a Change in Control Agreement (“Agreement”) with Jerome Dolinsky, Senior Vice President, World Wide Sales that provides for the payment of severance benefits in the event of termination of Mr. Dolinsky’s employment in connection with a change in control of the Company. The severance benefits are payable to Mr. Dolinsky if his employment with the Company is terminated within six months prior to a change in control, unless terminated for cause or the termination is the result of a voluntary resignation (which does not include resignation stemming from a material adverse change in responsibilities, status, compensation, authority or location of work place) or his death or disability. Pursuant to this Agreement, Mr. Dolinsky would receive a lump sum cash amount equal to his then effective base salary multiplied by two, plus a lump sum cash amount of his then effective target annual bonus as in effect on the change of control date multiplied by two. Additionally, upon a change of control all stock options held by Mr. Dolinsky shall become fully vested and exercisable and he will receive continued coverage for two (2) years under certain employee benefit plans and other fringe benefits unless and to the extent Mr. Dolinsky obtains concurrent coverage through other benefit plans. In the event that any of the payments or benefits due to Mr. Dolinsky provided for by the Agreement or any other payments or benefits due to him constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (“the Code”), and would subject him to the excise tax imposed by Section 4999 of the Code, then Mr. Dolinsky would receive a full gross-up for any and all excise taxes imposed. The Agreement has a term of seven (7) years from its consummation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RETEK INC.
DATE: August 30, 2004	By:	/s/ Gregory A. Effertz
Gregory A. Effertz
Senior Vice President, Finance & Administration, Chief Financial Officer, Treasurer and Secretary